Exhibit 8.2

Dr. Daniel U. Lehmann

Certified Tax Expert

+41 58 261 50 00

daniel.lehmann@baerkarrer.ch

Pentair plc

Sharp Street

Walkden

Manchester

M28 8BU

United Kingdom

Zurich, 19 December 2013

Ladies and Gentlemen:

We have acted as counsel to Pentair plc, a public limited company incorporated in Ireland (“Pentair-Ireland”), in connection with the proposed merger (the “Merger”) of Pentair Ltd., a Swiss company limited by shares (“Pentair-Switzerland”), with and into Pentair-Ireland pursuant to the Merger Agreement (the “Agreement”), dated as of December 10, 2013, by and between Pentair-Switzerland and Pentair-Ireland. At your request, and in connection with the filing of the registration statement of Pentair-Ireland on Form S-4 (as amended through the date hereof, the “Registration Statement”) filed with the Securities and Exchange Commission in connection with the Merger, which Registration Statement includes the Proxy Statement/Prospectus (the “Proxy Statement”), we are rendering our opinion concerning certain Swiss tax matters. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Registration Statement.

In connection with this opinion, and with the consent of Pentair-Ireland and the consent of Pentair-Switzerland, we are relying upon (without any independent investigation or review thereof other than such investigations and reviews as we have deemed necessary to fulfill our professional responsibilities as counsel) the truth and accuracy, at all relevant times, of the statements, representations, and warranties as to factual matters contained in the following documents:

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(a)	The Agreement.

(b)	The Registration Statement.

(c)	Such other instruments and documents relating to the organization and operation of Pentair-Ireland and Pentair-Switzerland, and to the consummation of the Merger, as we have deemed necessary or appropriate for purposes of our opinion.

(d)	Tax ruling obtained from the Swiss Federal Tax Administration on the tax neutrality of the Merger with respect to the Swiss withholding tax and stamp taxes; Tax ruling obtained from the competent Cantonal Tax Administration on the tax neutrality of the Merger with respect to the Federal income tax consequences (the “Rulings”).

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Registration Statement and in accordance with the provisions of the Agreement, without the waiver of any conditions to any party’s obligation to effect the Merger, (ii) that documents submitted to us as original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) that the covenants set forth in the Agreement will be complied with and (vi) that all requirements stipulated in the Rulings are (or will be by the date of the Merger) met and the Merger will be completed in accordance with the Rulings.

Furthermore, we have assumed, with your permission and without independent investigation (other than such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel), that, as to all matters in which a person making a representation has represented that such person or a related party is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement to take action, there is in fact no plan, intention, understanding, or agreement, and such action will not be taken.

Based upon the foregoing, we hereby confirm that the discussion in the Proxy Statement under the heading “Material Tax Considerations – Swiss Tax Considerations”, subject to the assumptions and qualifications set forth therein and herein, constitutes our opinion as to the material Swiss tax consequences of the Contribution and the Merger.

Our opinion expressed herein is based upon existing law, regulations, administrative pronouncements, and judicial authority, all as in effect as of today’s date. This opinion represents our best legal judgment as to the matters addressed herein, but is not binding on the Swiss tax authorities or the courts. Accordingly,

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no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. Our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions. We undertake no responsibility to advise you of any future change in the matters stated or assumed herein or in Swiss tax laws or the application or interpretation thereof.

We are furnishing this opinion solely in connection with the filing of the Registration Statement, and this opinion is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and the references to this opinion in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

BÄR & KARRER AG

/s/ Daniel U. Lehmann
(Dr. Daniel U. Lehmann)